Intelligent Communication Enterprise Announces
Share Split and Management Change

SINGAPORE.  – December 31, 2010 – Intelligent Communication Enterprise Corporation (OTC BB: ICMC), (www.icecorpasia.com) announced today that a seven-for-one forward split of the common stock of Intelligent Communication Enterprise Corporation (ICE Corp), approved by its board of directors, has been made effective by FINRA.  As a result of the stock split, all shareholders will receive six additional common shares for every share held on December 29, 2010, the record date for the stock split.

ICE Corp also announced that CEO, Luther Jao is moving on effective 31 December 2010 and that ICE Corp Director, Bala Balamurali, will assume the CEO position with immediate effect.  “Luther Jao has successfully steered the company through all the restructuring in 2010 which is concluded with this stock split.  We are extremely grateful to Mr. Jao for his invaluable contribution to the company and wish him well in his future endeavors,” stated Mr. Balamurali.

“We believe that this seven-for-one split will provide a meaningful increase in the liquidity of our shares in the market, and make ICE Corp stock more attractive to a broader range of investors.  With our mobile messaging business gaining momentum and the recent launch of Modizo.com we see significant potential for growth in our business in the coming year, and we remain committed to attracting investors who share our enthusiasm and take a long-term view of the company's growth opportunities,” added Mr. Balamurali.

There will be no change in the trading symbol.  However, the letter “D” will be appended to the symbol (ICMCD) for a period of twenty days.  After 20 calendar days the “D” will be dropped.

About Intelligent Communication Enterprise

Intelligent Communication Enterprise Corporation (OTCBB: ICMC) offers a range of innovative enterprise and consumer solutions over the mobile phone.  ICE Corp. provides mobile enabled customer solutions in mobile messaging, mobile fraud prevention and revenue assurance, and leading edge mobile marketing technologies.  The company operates three key divisions under the brands iCEmat (ICE Mobile Authentication Technologies), iCEmms (ICE Mobile Messaging Solutions) and iCEsync (ICE Synchronized Mobile Communities).  Intelligent Communication Enterprise is a Pennsylvania USA corporation, with offices in Singapore and Malaysia.  For more information about ICE Corp visit www.icecorpasia.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as "believe," "intend," "expect," "may," "could," "would," "will," "should," "plan," "project," "contemplate," "anticipate," or similar statements.  Because these statements reflect Intelligent Communication Enterprise's current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  Intelligent Communication Enterprise's actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to the factors described under the caption "Risk Factors" in Intelligent Communication Enterprise's most recent Form 10-K filed with the Securities and Exchange Commission, and in its other filings.  Intelligent Communication Enterprise undertakes no obligation to update publicly any forward-looking statements contained in this press release.

CONTACT: Intelligent Communication Enterprise Corporation
investorrelations@icecorpasia.com